Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-20829 and No. 333-20833) of MarkWest Hydrocarbon, Inc. of our report dated March 30, 2004, except as to the reclassifications described in Note 2, the 2004 stock dividend described in Note 12, and the restatements described in Note 23, as to which the date is October 17, 2005, relating to the financial statements, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

October 20, 2005